Exhibit 10.1

2010 MASTER STOCK INCENTIVE PLAN
OFFICER STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (the “Agreement”) is made as of the date specified in the individual grant summary, by and between Donaldson Company, Inc., a Delaware corporation (together with its subsidiaries, “Donaldson”) and the person specified in the individual grant summary, an employee of Donaldson (“Employee”).

Donaldson has adopted the 2010 Master Stock Incentive Plan (the “Plan”) which permits issuance of stock options for the purchase of shares of Common Stock of Donaldson.  Donaldson is now granting this option under the Plan and in consideration of the Employee’s and Donaldson’s covenants in this Agreement.

1.                   Grant of Option.  Donaldson grants the Employee the right and option (the “Option”) to purchase all or any part of an aggregate of the number of shares specified in the grant summary of Donaldson’s Common Stock, par value $5.00 per share, at the Option purchase price specified in the grant summary which shall be 100% of the fair market value of Donaldson’s common stock on the date the award is granted.  The Option shall be subject to the terms and conditions in this Agreement and in the Plan.  A copy of the Plan will be furnished upon request of the Employee.  The date of grant is the date specified in the individual grant summary.  The Option terminates at the close of business ten (10) years from the date of grant or at an earlier time period if specified in this Agreement.

2.                   Vesting of Option Rights.  The Option may be exercised by the Employee under the following schedule except as otherwise provided in this Agreement.  The Option may not be exercised for a period of one (1) year from the date of grant.  Following that one-year period, the Option vests in equal one-third increments:  one-third of the shares vest on the one-year anniversary date from the date of grant; one-third of the shares vest on the two-year anniversary date from the date of grant; one-third of the shares vest on the three-year anniversary date from the date of grant.   The Option may be exercised as to any or all of the shares that are vested.

3.             Exercise of Option after Death or Termination of Employment.  The Option shall terminate and may no longer be exercised if the Employee ceases to be employed by Donaldson, except that:

(a)                 If the Employee’s employment is terminated for any reason, voluntary or involuntary, other than for the Employee’s death or disability (as set forth in Sections 3(b) and   3 (c)) or normal retirement (as set forth in Section 3(c)), the Employee may at any time within a period of one (1) month after such termination exercise the Option to the extent the Option was exercisable by the Employee on the date of the termination of the Employee’s employment.

(b)                 If the Employee should die while the Option is still exercisable according to its terms and the Employee should not have fully exercised the Option, such Option may be exercised at any time within thirty-six (36) months after the Employee’s death by the personal representatives or administrators of the Employee, as applicable, or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares the Employee was entitled to exercise under the Option on the date of death.

(c)                 If employment is terminated because the Employee has become disabled (within the meaning of  Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) while in the employ of Donaldson and the Employee shall not have fully exercised the Option, such Option may be exercised at any time within thirty-six (36) months after the Employee’s date of termination of employment for disability by the Employee, personal representatives or administrators, or guardians of the Employee, as applicable, to the extent of the full number of shares the Employee is entitled to exercise under the Option.  The Employee shall continue to have exercise rights accrue during such thirty-six (36) month period according to the vesting schedule set forth in Section 2.

(d)                 The Employee, in the event of normal retirement on or after age 55, shall continue to have the ten (10) year term to exercise this Option set forth in Section 1 and shall continue to have exercise rights accrue according to the vesting schedule set forth in Section 2.

4.                   Method of Exercise of Option.  The Option may be exercised only within the Option period by serving written notice of exercise on Donaldson at its principal office which is as of this date located at 1400 W. 94th Street, Bloomington, Minnesota, Attention:  Assistant Treasurer or Treasurer, or such other forms of written or electronic notice as are designated by the Company.  The notice must state the number of shares being exercised and include payment in full of the purchase price.  Payment of the purchase price shall be made in cash or, with the approval of Donaldson (which may be given in its sole discretion), in Common Stock of Donaldson having a fair market value equal to the full purchase price of the shares being acquired or a combination of cash and such shares.  For these purposes, the fair market value of Donaldson’s Common Stock as of any date shall be as reasonably determined by Donaldson.

5.                   Forfeiture of Option and Option Gain Resulting from Certain Activities.

(a)                 If, at any time that (i) is within two (2) years after the date that the Employee has exercised the Option or (ii) within two (2) years after the date of the termination of the Employee’s employment with Donaldson for any reason whatsoever while an option agreement under the Plan is in effect, whichever is longer, the Employee engages in any Forfeiture Activity (as defined below) then (A) the Option shall immediately terminate effective as of the date any such activity first occurred, and (B) any gain received by the Employee pursuant to the exercise of this Option must be paid to Donaldson within thirty (30) days of demand by Donaldson.  The gain on any exercise of the Option shall be determined by multiplying the number of shares purchased pursuant to the Option times the excess of the fair market value of a share of Donaldson’s Common Stock on the date of exercise (without regard to any subsequent increase or decrease in the fair market value) over the exercise price.  The fair market value of Donaldson’s Common Stock as of any date shall be as reasonably determined by Donaldson.

(b)                 The Employee shall be deemed to have engaged in a Forfeiture Activity if the Employee (i) directly or indirectly engages in any business activity on his or her own behalf or as a partner, shareholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with Donaldson, or solicits, entices or induces any employee or representative of Donaldson to engage in any such activity, (ii) directly or indirectly solicits, entices or induces (or assists any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom the Employee had contact in the course of his or her employment with Donaldson to deal with a competitor of Donaldson, or (iii) fails to hold in a fiduciary capacity for the benefit of Donaldson all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of Donaldson for so long as such Confidential Data remains confidential.

(c)                 If any court of competent jurisdiction shall determine that this forfeiture provision is invalid in any respect, the court so holding may limit such covenant either or both in time, in area or in any other manner which the court determines such that the covenant shall be enforceable against the Employee.  The Employee shall acknowledge that the remedy of law for any breach of this covenant not to compete will be inadequate, and that Donaldson shall be entitled, in addition to any remedy of law, to preliminary and permanent injunctive relief.

6.                   Acceleration of Exercisability upon Change in Control.  In the event of a “Change in Control” of Donaldson, any outstanding Options granted under this Agreement not previously vested and exercisable shall become fully vested and exercisable and shall remain exercisable thereafter until they are either exercised or expire by their terms.  The term “Change in Control” shall have the following meaning assigned to it in this Agreement.  A “Change in Control” of Donaldson shall have occurred if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Donaldson, any trustee or other fiduciary holding securities under an employee benefit plan of Donaldson or any corporation owned, directly or indirectly, by the shareholders of Donaldson in substantially the same proportions as their ownership of stock of Donaldson), either is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Donaldson representing 30% or more of the combined voting power of Donaldson’s then outstanding securities, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Donaldson (the “Board”), and any new director (other than a director designated by a person who has entered into an agreement with Donaldson to effect a transaction described in clause (i), (iii) or (iv) of this subparagraph) whose election by the Board or nomination for election by Donaldson’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest, (iii) the shareholders of Donaldson approve a merger or consolidation of Donaldson with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Donaldson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Donaldson or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Donaldson (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of Donaldson’s then outstanding securities or (iv) the shareholders of Donaldson approve a plan of complete liquidation of Donaldson or an agreement for the sale or disposition of Donaldson of all or substantially all of Donaldson’s assets or any transaction having a similar effect.

7.                   Miscellaneous.

(a)                 Neither the Plan nor this Agreement shall (i) be deemed to give any individual a right to remain an employee of Donaldson, (ii) restrict the right of Donaldson to discharge any employee, with or without cause, or (iii) be deemed to be a written contract of employment.  The Employee shall have none of the rights of a shareholder with respect to shares subject to the Option until such shares shall have been issued to the Employee upon exercise of the Option.

(b)                 The exercise of all or any parts of the Option shall only be effective at such time that the sale of shares of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.

(c)                 The Option may not be transferred, except by will or the laws of descent and distribution to the extent provided in subsection 3(b), and during the Employee’s lifetime the Option is exercisable only by the Employee, provided, however, that notwithstanding the above, this Option shall be transferable by the Employee to family members and related estate planning entities designated in a stock transfer form approved by Donaldson and delivered to Donaldson as provided in Section 4 for written notice.

(d)                 It is understood and agreed that the Option price is the per share fair market value of such shares on the date of this Agreement.  The Option is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Code.  The Option is issued pursuant to the Plan and is subject to its terms.

(e)                 If there shall be any change in the Common Stock subject to the Option through merger, consolidation, reorganization, recapitalization, dividend or other distribution, stock split or other similar corporate transaction or event of Donaldson, appropriate adjustments shall be made by Donaldson in the number of shares and the price per share of the shares subject to the Option in order to prevent dilution or enlargement of the Option rights granted hereunder; provided, however, that the number of shares subject to the Option shall always be a whole number.

(f)                  In order to provide Donaldson with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option and in order to comply with all applicable federal or state income tax laws or regulations, Donaldson may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from the Employee.

(g)                 Donaldson, in its sole and absolute discretion, may allow the Employee to satisfy the Employee’s federal and state income tax withholding obligations (including FICA) upon exercise of the Option by (i) having Donaldson withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a fair market value equal to the amount of federal and state income tax required to be withheld upon such exercise, in accordance with such rules as Donaldson may from time to time establish, or (ii) delivering to Donaldson shares of its Common Stock other than the shares issuable upon exercise of the Option with a fair market value equal to such taxes, in accordance with such rules.

(h)                 This Option grant shall be effective only after the Employee agrees to the terms and conditions of this Stock Option Award Agreement.  The Employee shall not disclose either the contents or any of the terms and conditions of the Option to any other person and agrees that Donaldson shall have the right in its sole discretion to immediately terminate the Option without the right to exercise any part thereof in the event of such disclosure by the Employee.

(i)                   This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, except with respect to its rules relating to conflicts of law.  The Employee consents to the exclusive jurisdiction of the state and federal courts of the State of Minnesota in connection with any controversies relating to or arising out of this Agreement, and agrees that any and all litigation relating to or arising out of this Agreement shall be venued in Hennepin County, Minnesota.

IN WITNESS WHEREOF, Donaldson and the Employee have duly executed this Agreement as of the grant date set forth in the individual grant summary.

DONALDSON COMPANY, INC.		EMPLOYEE

By:		SIGNED BY ELECTRONIC SIGNATURE
William M. Cook
Its:	Chairman, President and Chief Executive Officer